Exhibit 10.14

Gentherm incorporated

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

The compensation described herein will have effect starting with the 2024 annual meeting of shareholders.

Non-employee directors of the Board receive a mix of cash and share-based compensation. Directors who are employees or officers of the Corporation do not receive any additional compensation for Board service.

Non-employee directors receive the following:

Value ($)
Annual cash retainer for Board service:
Chair of the Board	166,000
Lead Independent Director (if any)	101,000
Other non-employee directors	86,000
Annual cash retainers for Committee service:
Audit Committee – Chair	20,000
Compensation and Talent, Nominating and Corporate Governance, Technology and Mergers & Acquisitions Committees – Chair	15,000
Audit Committee – Member	10,000
Compensation and Talent, Nominating and Corporate Governance, Technology and Mergers & Acquisitions Committees – Member	7,500
Annual equity retainer (restricted stock award)	135,000

Cash compensation is paid in advance at the annual meeting of shareholders. Newly appointed members of the Board will receive the full cash retainer for their service. In the event of termination of service, cash retainers will be not be clawed back so long as the Board member exits in good standing.

The restricted stock award vests on the earlier of the first anniversary of the date of grant or the date of the next annual meeting of shareholders, subject to the applicable director’s continued service or retirement (all as under the terms of the Corporation’s then-applicable incentive equity plan). The number of shares will be determined based on the closing trading price of a share of common stock on the grant date (generally, the date of the annual meeting). Newly appointed directors will be granted a pro-rata portion of the restricted stock award for Board service as of the initial appointment date. The restricted stock will be forfeited in the event of termination of service as a non-employee director of the Corporation prior to vesting, subject to acceleration of vesting upon retirement, and subject to the Compensation Committee’s right to accelerate the vesting of all or a portion of the restricted stock at any time.

In addition, directors receive reimbursement for out-of-pocket expenses, including those incurred in attending Board and committee meetings.